Exhibit 3.1
Pacific Alliance Corporation
Form 8-A
File No. 33-08732-D

RESTATED CERTIFICATE OF INCORPORATION
OF
PACIFIC ALLIANCE CORPORATION

Pacific Alliance Corporation, (the “Corporation”) a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

A. The Corporation was originally incorporated in the State of Delaware under the name Pacsynd Inc. and a Certificate of Incorporation was filed May, 9, 1994.

B. On December 2, 1994, Kaiser Research Corporation, a Utah corporation, merged into the Corporation in order to change its domicile from the State of Utah to the State of Delaware.

C. On December 6, 1994, the Corporation’s name was changed to Pacific Syndication, Inc. pursuant to a Certificate of Merger filed in the State of Delaware

D. On December 4, 1997, the Corporation’s name was changed to Pacific Alliance Corporation pursuant to a Certificate of Amendment to Certificate of Incorporation filed in the State of Delaware

E. Pursuant to Section 245 of the General Corporation Law of the State of Delaware, this Restated Certificate of Incorporation has been duly adopted and restates the provisions of the Certificate Incorporation and all previous amendments thereto into a single integrated Restated Certificate of Incorporation. This Restated Certificate of Incorporation was adopted by the Board of Directors of the Corporation without shareholder approval contains no amendments that have not heretofore been filed in the State of Delaware. There is no discrepancy between this Restated Certificate of Incorporation and the original Certificate of Incorporation and all previous amendments thereto.

F. The Certificate of Incorporation, together with all previous amendments thereto, to read in its entirety as follows:

ARTICLE I
NAME

The name of the corporation is PACIFIC ALLIANCE CORPORATION.

ARTICLE II
Registered Office

The registered office of the Corporation in the State of Delaware is 16192 Costal Highway, Lewes, Delaware, County of Sussex. The registered agent in charge thereof at such address is Harvard Business Services, Inc.

ARTICLE III
Purposes

The nature of the business and the objects and purposes proposed to be transacted, promoted, and carried on, are to do any or all things herein mentioned, as fully and to the same extent as natural persons might or could do, and in any part of the world, viz.:

"The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware".

ARTICLE IV
Capital Stock

The total number of shares of all classes of capital stock which the Corporation has the authority to issue is 30,000,000 shares which are divided into two classes as follows:

5,000,000 shares of Preferred Stock (Preferred Stock) $.001 par value per share, and

25,000,000 shares of Common Stock (Common Stock) $.001 par value per share.

The designations, voting powers, preferences and relative, participating, optional or other special rights, and qualification, limitations or restrictions of the above classes of stock are as follows:

Preferred Stock

1. Issuance in Series. Shares of Preferred Stock may be issued in one or more series at such time or times, and for such consideration or considerations as the Board of Directors may determine All shares of any one series of Preferred Stock will be identical with each other in all respects, except that shares of one series issued at different times may differ as to dates from which dividends thereon may be cumulative. All series will rank equally and be identical in all respects, except as permitted by the following provisions of paragraph 2.

2. Authority of the Board with Respect to Series. The Board of Directors is authorized, at any time and from time to time, to provide for the issuance of shares of Preferred Stock in one or more series with such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as are stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors, and as are not stated and expressed in these Articles of Incorporation or any amendment thereto including, but not limited to, determination of any of the following:

(a) the distinctive serial designation and the number of shares constituting a series;

(b) the dividend rate or rates, whether dividends are cumulative and, if so, from which date, the payment date or dates for dividends, and the participating or other special rights, if any, with respect to dividends;

(c) the voting powers, full or limited, if any, of the shares of the series;

(d) whether the shares are redeemable and, if so, the price or prices at which, and the terms and conditions on which, the shares may be redeemed;

(e) the amount or amounts payable upon the shares in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation prior to any payment or distribution of the assets of the Corporation to any class or classes of stock of the Corporation ranking junior to the Preferred Stock;

(f) whether the shares are entitled to the benefit of a sinking or retirement fund to applied to the purchase or redemption of shares of a series and, if so entitled, the amount of the fund and the manner of its application, including the price or prices at which the shares may be redeemed or purchased through the application of the fund;

(g) whether the shares are convertible into, or exchangeable for, shares of any other class or classes of stock of the Corporation and, if so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and the adjustments thereof, if any, at which the conversion or exchange may be made, and any other terms and conditions of the conversion or exchange; and

(h) any other preferences, privileges and powers, and relating participating, optional or other special rights, and qualifications, limitations or restrictions of a series, as the Board of Directors may deem advisable and as are not inconsistent with the provisions of this Certificate of Incorporation.

3. Dividends. Before any dividends on any class or classes of stock of the Corporation ranking junior to the Preferred Stock (other than dividends payable in shares of any class or classes of stock of the corporation ranking junior to the Preferred Stock) may be declared or paid or set apart for payment, the holders of shares of Preferred Stock of each series are entitled to such cash dividends, but only when and as declared by the Board of Directors out of funds legally available therefor, as they may be adopted by the Board of Directors providing for the issue of the series, payable on such dates in each year as may be fixed in the resolution or resolutions. The term "class or classes of stock of the Corporation ranking junior to the Preferred Stock" means the Common Stock and any other class or classes of stock of the Corporation hereafter authorized which rank junior to the Preferred Stock as to dividends or upon liquidation.

4. Reacquired Shares. Shares of Preferred Stock which have been issued and reacquired in any manner by the Corporation (excluding, until the corporation elects to retire them, shares which are held as treasury shares but including shares redeemed, shares purchased and retired and shares which have been converted into shares of Common Stock) will have the status of authorized and unissued shares of Preferred Stock and may be reissued.

5. Voting Rights. Unless and except to the extent otherwise required by law or provided in the resolution or resolutions of the Board of Directors creating any series of Preferred Stock the holders of the Preferred Stock shall have no voting power with respect to any matter whatsoever.

Common Stock

1. Dividends. Subject to the preferential rights of the Preferred Stock, the holders of the Common Stock are entitled to receive, to the extent permitted by law, such dividends as may be declared from time to time by the Board of Directors.

2. Liquidation.  In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of Preferred Stock, holders of Common Stock shall be entitled to receive all of the remaining assets of the Corporation of whatever kind available for distribution to Stockholders ratably in proportion to the number of shares of Common Stock held by them respectively. The Board of Directors may distribute in kind to the holders of Common Stock such remaining assets of the Corporation or may sell, transfer or otherwise dispose of all or any part of such remaining assets to any other corporation, trust or other entity and receive payment therefor in cash, stock or obligations of such other corporation, trust or other entity, or any combination thereof, and may sell all or any part of the consideration so received and distribute any balance thereof in kind to holders of Common Stock. The merger or consolidation of the Corporation into or with any other corporation, or the merger or any other corporation into it, or any purchase or redemption of shares of stock of the Corporation of any class, shall not be deemed to be a dissolution, liquidation or winding up of the Corporation for the purposes of this paragraph.

3. Voting Rights. Except as may be otherwise required by law or this Certificate of Incorporation, each holder of Common Stock has one vote in respect of each share of stock held by him or record on the books of the corporation on all matters voted upon by the Stockholders.

Other Provisions

1. Pre-emptive Rights.  No Stockholder shall have any pre-emptive right to subscribe to an additional issue of stock of any class or series or to any securities of the Corporation convertible into such stock.

2. Changes in Authorized Capital Stock. Subject to the protective conditions and restrictions of any outstanding Preferred Stock, any amendment to these Articles of Incorporation which increases or decreases the authorized capital stock of any class or classes may be adopted by the affirmative vote of the holders of a majority of the outstanding shares of the voting stock of the Corporation.

ARTICLE VI
Board of Directors

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by Statute or by this Certificate of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation. Election of directors need not be by written ballot unless the Bylaws so provide. The number of members of the Board of Directors shall be fixed from time to time by the Board of Directors. If any vacancy occurs, the remaining directors, by an affirmative vote of a majority thereof, may elect a director to fill the vacancy until the next annual meeting of stockholders.

ARTICLE VII
Bylaws

The Board of Directors shall have the power to make, adopt, amend, or repeal the Bylaws of the Corporation.

ARTICLE VIII
Compromise or Arrangement

Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholder or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders or this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

ARTICLE IX
Personal Liability of Directors

No Director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such a Director as a Director. Notwithstanding the foregoing sentence, a Director shall be liable to the extent provided by applicable law (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which such Director derived an improper personal benefit. No amendment or repeal of this Article IX shall apply to or have any effect on the liability or alleged liability of any Director of the Corporation for or with respect to any acts or omissions of such Director occurring prior to such amendment or repeal.

ARTICLE X
Indemnification

The corporation shall, to the fullest extent permitted by the provisions of Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under the Bylaw, agreement, vote of stockholders, or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

ARTICLE XII
Amendment

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate of Incorporation to be signed by its President in Ogden, Utah this 1st day of February 2006.

Mark A. Scharmann
President